                                                                       EXHIBIT 5


[FIGGIE INTERNATIONAL LOGO]


                                                September 7, 1993

Mr. Harry E. Figgie, Jr.
c/o Figgie International Inc.
4420 Sherwin Road
Willoughby, Ohio 44094

        Re: 1993 Restricted Stock Purchase Plan for Employees

Dear Mr. Figgie:

        This is to confirm that, in accordance with the provisions of the above-mentioned Plan, Figgie International Inc. is holding in escrow on your behalf Stock Certificates Numbers FBU 9622 and FBU 9878 dated August 30, 1993, representing 56,450 shares of the Corporation's Class A Common Stock and 100,000 shares of the Corporation's Class B Common Stock respectively.

        I am enclosing a fully executed copy of the Acceptance of Offer and Escrow Agreement for your files.

                                               Sincerely,


                                               Cheri A. Costello
                                               Plan Representative
                                               (216) 953-2854


CAC:cm
Enclosure
cc:  L.A. Harthun
     Prentis Trickett